UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 31, 2011

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lancaster Avenue
Devon, Pennsylvania	19333
(Address of principal executive offices)	(Zip Code)

(610) 254-0700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On March 31, 2011, LECG Corporation (the “Parent Company”) completed the previously-announced sale of LECG’s European forensics, economics, and tax practices to FTI Consulting, Inc.  The disclosure of this disposition under Item 2.01 below is incorporated in this Item 1.01.

On March 31, 2011, Great Hill Equity Partners III, L.P. and Great Hill Investors (collectively, the “Great Hill Entities”) entered into an exchange transaction with the Parent Company.  In the exchange transaction, the Great Hill Entities cancelled shares of Series A Convertible Redeemable Preferred Stock and the dividends accrued on those shares in exchange for newly issued shares of common stock.  The disclosure of this exchange under Item 3.02 below is incorporated in this Item 1.01.

Item 2.01       Completion of Acquisition or Disposition of Assets.

On March 31, 2011, the Parent Company completed the previously-announced sale of its European forensics, economics, and tax practices to FTI Consulting.  In the disposition:

•                  LECG Holding Company (UK) Ltd., an indirect wholly-owned subsidiary of the Parent Company, entered into an agreement for the sale and purchase of the share capital of the Parent Company’s French and Spanish indirect wholly-owned operating subsidiaries (the “Share Purchase Agreement”).  LECG, LLC, a wholly owned subsidiary of the Parent Company (“Operating LLC”), and the parent company of LECG Holding Company (UK) Ltd., is a guarantor under the Share Purchase Agreement.

•                  LECG Ltd. and LECG Consulting Belgium, NV, indirect wholly-owned subsidiaries of the Parent Company, entered into an agreement for the sale and purchase of operating assets from these entities (the “Asset Purchase Agreement”).  Operating LLC is also a guarantor under the Asset Purchase Agreement.

The aggregate purchase price in the transaction was approximately $25 million, which includes the assumption by affiliates of FTI Consulting of approximately $6 million of existing, non-intercompany liabilities of Parent Company’s European affiliates.  Affiliates of FTI Consulting also assumed substantially all of the European lease liabilities associated with the Parent Company’s local practices.

Item 3.02       Unregistered Sales of Equity Securities.

On March 31, 2011, the Great Hill Entities entered into an exchange transaction with the Parent Company.  In the exchange transaction, the Great Hill Entities cancelled 3,787,878 shares of Series A Convertible Redeemable Preferred Stock and the dividends accrued on those shares in exchange for 54,003,770 of newly issued shares of common stock.  The cancelled preferred shares had a liquidation preference of $15 million and were exchanged at a rate of $.30 per share of common stock, representing approximately a 46% premium to the thirty-day average trading price.  Following the exchange transaction, the Great Hill Entities continue to hold 2,525,253 shares of Series A Convertible Redeemable Preferred Stock, with a liquidation preference of $10 million, and own approximately 71% of the Company’s outstanding common stock.

The shares issued in the exchange, including the shares representing payment of the dividends, were exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2011, Alison Davis, Michael E. Dunn and Ruth M. Richardson tendered their resignations from the Board of Directors (the “Board”) of the Parent Company.

On April 5, 2011:

•                  Steve M. Samek resigned as the Chief Executive Officer and President of the Parent Company.

•                  Warren D. Barratt resigned as Executive Vice President and Chief Financial Officer of the Parent Company.

•                  Mr. Samek and Christopher S. Gaffney appointed Bruce E. Rogoff as Chief Executive Officer, President, Treasurer and Secretary of the Parent Company and elected Mr. Rogoff to the Board.

•                  Following the election of Mr. Rogoff, Messrs. Samek and Gaffney resigned from the Board.

Mr. Rogoff is the President of The Staten Group, Inc., a national restructuring firm.  The Parent Company has engaged The Staten Group, Inc. to oversee the wind-down of the affairs of the Parent Company and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

Dated: April 6, 2011	By:	/s/ Yuri Rozenfeld
Yuri Rozenfeld
Executive Vice President